Exhibit 99.1

Conspiracy Entertainment Holdings, Inc Reports Revenues of $2.5 Million in Q2 2010

LOS ANGELES, CA - August 24, 2010 - Conspiracy Entertainment Holdings, Inc. ("Conspiracy Entertainment") (OTCBB: CPYE), through its wholly owned subsidiary, Conspiracy Entertainment Corporation,  a developer, publisher and marketer of interactive entertainment software in North America and Western Europe, announced today its financial results for the second quarter ended June 30, 2010.

Revenues for the three months ended June 30, 2010 were $2,527,038, compared to $755,223 for the three months ended June 30, 2009, representing approximately 234% increase. Gross profit for the three months ended June 30, 2010  was $602,648, compared to $107,377 for the three months ended June 30, 2009.  This increase was primarily attributable to having released America’s Next Top Model (DS and Wii), Just Sing! (DS), and releasing the repackaged versions of the Think titles (DS and Wii).

"Not only are we pleased with the increase in revenues over 2009, but the fact that were able to cut back on expenses as well," commented Sirus Ahmadi, CEO of Conspiracy Entertainment. "We have continued to improve our corporate structure which has enabled us to grow organically and maintain profitability."

The Company is anticipating strong sales and reorders throughout the remainder of the year for all of its titles as well as continued sales for Real Heroes: Firefighter (Wii) that was recognized as one of the top 5 shooting games on the Wii for 2009 by IGN Magazine, America’s Next Top Model (DS and Wii), and Just Sing! (DS).

Details of the Company's quarterly results are filed and available on Form 10-QSB at http://www.sec.gov.

About Conspiracy Entertainment Holdings, Inc.
Conspiracy Entertainment Holdings, Inc., through its wholly owned subsidiary, Conspiracy Entertainment Corporation, is a developer, publisher and marketer of entertainment software in North America and Western Europe. The Company develops and licenses properties from several sources, including global entertainment and media companies and publishes software for DVD media, wireless devices, personal computers and video game consoles, including those manufactured by Nintendo, Sony Computer Entertainment, Inc., and Microsoft Corporation. Conspiracy Entertainment was founded in 1997 and is based in Santa Monica, CA.

Forward-Looking Statements
Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Conspiracy Entertainment Holdings, Inc. can be found in the filings of Conspiracy Entertainment Holdings, Inc. with the U.S. Securities and Exchange Commission.

Contact:
Conspiracy Entertainment Holdings, Inc.
Investor Relations
IR@conspiracygames.com
516-482-0155